FORM OF THIRD REVISED INTERIM PROCEDURES AGREEMENT

        THIS THIRD REVISED INTERIM PROCEDURES AGREEMENT, entered into and dated as of April 21, 1994 (this "Agreement"), between America West Airlines, Inc., a Delaware corporation (including, on or after the effective date of the Plan, as hereinafter defined, its successors, as reorganized pursuant to Chapter 11 of the Bankruptcy Code, as hereinafter defined) (hereinafter, the "Company"), operating as debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code") and AmWest Partners, L.P., a Texas limited partnership (hereinafter the "Investor"). All capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Third Revised Investment Agreement between the Company and Investor dated as of the date hereof (the "Investment Agreement").

                            W I T N E S S E T H:

WHEREAS, the Company has filed a case seeking relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court"), and is operating its business as debtor-in-possession;

WHEREAS, on December 8, 1993, the Bankruptcy Court entered an Order on Motion to Establish Procedures for Submission of Investment Proposals (the "Procedures Order");

WHEREAS, in accordance with the Procedures Order, Investor submitted on February 22, 1994 a proposal for making an investment in the Company (the "Investment") which, subject to certain changes approved by the Company, Investor, the Creditors Committee and the Equity Committee, is set forth in the Investment Agreement;

WHEREAS, pursuant to the Procedures Order, the Company has selected the Investment Agreement as the Lead Plan Proposal (as defined in the Procedures Order) and has provided appropriate notification of such selection to all persons entitled to receive such notification; and

WHEREAS, the Investment Agreement contemplates, among other things, the consummation of a plan of reorganization (the "Plan") that would, subject to the terms and conditions set forth in the Investment Agreement, provide for
(i) a recapitalization of the Company, (ii) the execution and delivery of the Alliance Agreements, the intended effect of which would be to improve the financial performance of the Company and (iii) the execution and delivery of the Governance Agreements;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees with Investor as follows:

SECTION 1. No Solicitation, etc. (a) Prior to the termination of this Agreement, the Company shall not directly, or indirectly through any of its officers, directors, employees, agents or otherwise, initiate or solicit any offer or proposal providing for or in furtherance of any Prohibited Transaction. The term "Prohibited Transaction" shall mean (i) any transaction or transactions (A) similar to or in substitution for the Investment contemplated by the Investment Agreement or (B) similar to or in substitution for the issuance and sale by the Company of any of the Contemplated Securities (as defined below); (ii) the designation as a Lead Plan Proposal of any other proposal made by a party other than Investor; or
(iii) the execution of a contract with another airline or affiliate thereof which would interfere with full implementation of the Alliance Agreements, it being understood that normal course of business arrangements between and among carriers that are either terminable on not more than 60 days notice or entered into or continued with the consent of Investor (which consent shall not be unreasonably withheld) shall not constitute Prohibited Transactions. The "Prohibited Transactions," as defined above, shall also include, without limitation, (1) any merger or consolidation of the Company,
(2) any issuance or sale of equity or debt securities of the Company, and
(3) any sale, encumbrance, lease or other disposition of material assets of the Company or interest therein outside the ordinary and normal course of the Company's business. Notwithstanding the foregoing, "Prohibited Transactions" shall not include any Permitted Transaction (as hereinafter defined).

        (b) Nothing in this Agreement shall be construed to prohibit the Company from soliciting proposals or entering negotiations for a Prohibited Transaction if, at any time after the date hereof and prior to the Effective Date, Investor or any of its partners shall (1) initiate proceedings in bankruptcy or receivership or, voluntarily or involuntarily, be or become subject to proceedings for protection from its creditors or (2) shall suffer an adverse change in its condition (financial or otherwise), business, assets, properties or prospects that, in the reasonable judgment of the Company's board of directors, materially impairs (A) the ability of Investor or such partner, as the case may be, to perform its obligations under this Agreement, the Investment Agreement or the Related Agreements or (B) the Company's ability to realize (1) the intended benefits and value of this Agreement, the Investment Agreement or, the Related Agreements (other than the Alliance Agreements) and (2) an increase in the Company's pretax income of not less than 40 million per year from the Alliance Agreements as contemplated by Section 9(g) of the Investment Agreement; provided, however, that in no event shall the Company be entitled under this paragraph (b) to solicit proposals for a Prohibited Transaction until after the Company shall have given Investor not less than one business day s advance written notice of the Company's intention to do so.

        (c)  If both of the following conditions are satisfied:

             (i) the Company receives either (A) a proposal for a Prohibited Transaction prior to the date (the "Cut-off Date") on which the Bankruptcy Court enters an order approving a disclosure statement with respect to the Plan (the "Disclosure Statement Order") or (B) a proposal for a Prohibited Transaction after the Cut-off Date under the circumstances contemplated by paragraph (b) above; and

             (ii) the Company s board of directors (A) determines in good faith, based on advice from the Company s independent financial advisor, that such proposal (the "Alternate Proposal") satisfies the criteria for qualification as an Overbid (as set forth below) and
        (B) desires to accept the Alternate Proposal as being in the best interests of the Company and its constituents,

    then the Company shall promptly disclose the Alternate Proposal to Investor and within two business days submit to Investor copies of all documents or written information received by the Company from or on behalf of the party making such proposal setting forth the terms of such Alternate Proposal (the "Related Documentation"). In making the determination required in clause (ii)(B) above, the Company's board of directors shall consider all relevant considerations and factors, including, without limitation, the form and value of consideration, the extent to which the economic benefits of the Alternate Proposal, taken as a whole, differ from the economic benefits to the Company contemplated to be provided by the Investment Agreement, taken as a whole, the likelihood that the party making the Alternate Proposal is able to obtain financing to consummate the Alternate Proposal, the proposed closing date, the certainty of consummation, competitive issues and closing conditions. If within seven business days of receipt by Investor of all Related Documentation and notice that the Company deems such seven-day period to have started, Investor offers amendments to the Investment Agreement and/or the Alliance Agreements that, taken as a whole, satisfy the criteria for qualification as a Matching Bid in respect of the Alternate Proposal, then Investor s offer will continue as the Lead Plan Proposal and all the terms of this Agreement and the Investment Agreement, as so amended, will continue in full force and effect. If (A) Investor offers no such amendments within such seven business days or (B) in the event the Company disagrees with Investor s characterization of its offer as a Matching Bid and the Bankruptcy Court determines, upon petition by the Company, that Investor s amended offer does not qualify as Matching Bid or (C) in the event Investor disagrees with the Company's determination referred to in clause (ii) above and the Bankruptcy Court determines, upon petition by Investor, that the Alternate Proposal does qualify as an Overbid, then the Company may terminate this Agreement in accordance with Section 20(a)(v), provided that the Expenses have been paid to Investor as provided in Section 2.

        (d) For purposes of paragraph (c) above, the term "Overbid" shall mean a proposal or offer that is presented to the Company entirely in writing from one or more parties reasonably believed by the Company to be financially capable of performing in full the provisions of its proposal, which proposal:

        (A) must provide overall economic benefits to the Company and its constituents which are materially greater, in the Company's reasonable judgment, than the overall economic benefits to be provided under this Agreement, the Investment Agreement and the Related Agreements, taken as a whole;

        (B) is otherwise on terms and conditions that, taken as a whole, are more favorable to the Company than those contained in this Agreement, the Investment Agreement and the Related Agreements, taken as a whole; and

        (C) is not subject to any due diligence, litigation, environmental or regulatory approval condition that is more favorable to the proponent than those contained in this Agreement, the Investment Agreement and the Related Agreements, taken as a whole.

        (e) For purposes of paragraph (c) above, the term "Matching Bid" shall mean an offer by Investor to amend the Investment Agreement and/or the Related Agreements such that, after giving effect to such amendments, the Investment Agreement and the Related Agreements, taken as a whole, will:

        (A) provide overall economic benefits to the Company and its constituents which are not less, in the Company's reasonable judgment, than the overall economic benefits to be provided under the Alternate Proposal;

        (B) contain terms and conditions that, taken as a whole, are at least as favorable to the Company as those contained in the Alternate Proposal; and

        (C) not be subject to any due diligence, litigation, environmental or regulatory approval condition that is more favorable to Investor than those contained in the Alternate Proposal.

Such offer shall be in writing and shall specify, in reasonable detail, the amendments referred to therein.

        (f) After the Cut-off Date and prior to the termination of this Agreement in accordance with its terms, the Company shall not consider, entertain or negotiate, or enter into or consummate any agreement in furtherance of, any Prohibited Transaction except as expressly permitted by paragraph (b) above.

        (g) Nothing in this Agreement shall prohibit the Company from consummating any Permitted Transaction (as defined in Section 4.2).

        SECTION 2. Expenses. (a) Following the entry of the order referred to in Section 16, the Company shall, immediately upon request and upon receipt of an accounting reasonably acceptable to the Company, reimburse Investor for all reasonable out-of-pocket or third-party expenses actually paid by Investor or its partners in connection with efforts to consummate the Investment, including the negotiation and preparation of documents necessary or appropriate to consummate the Investment, and including, without limitation, legal, investment banking, appraisal, accounting and other similar professional fees (collectively, the "Expenses"). Notwithstanding the preceding sentence, the aggregate of the Expenses reimbursable in full to Investor and its partners pursuant to this Agreement shall not exceed (i) $550,000 for the period prior to March 1, 1994 or (ii) $300,000 for any calendar month commencing on or after March 1, 1994; provided, that any unused portion of such $300,000 amount for any month shall accumulate and be carried forward and be available in any subsequent month to reimburse any Expenses. No inference shall be drawn that the limitations set forth in the preceding sentence are indicative of a reasonable level of expenses.

         (b) In the event this Agreement is terminated pursuant to Section 20(a) (other than pursuant to clause (iv)(B) thereof) or pursuant to Section 20(c) for any reason, the Company shall pay to Investor, within 15 days of such termination but subject to paragraph (f) below, all Expenses not previously reimbursed under paragraph (a) above without regard to the limitations set forth in the second sentence of such paragraph (a).

        (c) Upon the Effective Date, the Company shall pay to Investor all Expenses not previously reimbursed under paragraph (a) above subject only to the limitation set forth in clause (i) of the second sentence of such paragraph (a).

        (d) Except to the extent otherwise provided herein, the Expenses payable under this Agreement by the Company shall not be subject to any offset, return, recoupment or counterclaim and shall be an allowed administrative expense under Section 507(a)(1) of the Bankruptcy Code.

        (e) The Company and Investor agree that the Expenses payable hereunder are commercially reasonable and necessary to induce Investor to continue pursuing and to attempt to consummate the transactions contemplated by the Investment Agreement. The Company shall use all commercially reasonable efforts, and endeavor in good faith and without unreasonable delay, to obtain Bankruptcy Court approval of all Expenses payable to Investor in accordance with paragraph (a), (b) or (c) above.

        (f) Notwithstanding any provision of this Agreement to the contrary, the Company shall have no obligation under this Agreement to pay, or reimburse Investor or any other Person for, any Expenses unless specifically approved by the Bankruptcy Court.

        SECTION 3. Additional Payments. If (i) this Agreement is terminated in accordance with the provisions of Section 20(a)(v) or (ii) a competing plan of reorganization proposed by another party in interest (excluding any Affiliate of Investor) is confirmed by the Bankruptcy Court and Investor has not previously terminated this Agreement or breached any of its obligations hereunder or under the Investment Agreement in any material respect, then Investor shall be entitled, on a substantial contribution basis consistent with 11 U.S.C. Section 503(b), to seek recovery of an additional amount (not to exceed $4,000,000) as reasonable compensation for Investor s actions in connection with the Investment and the benefits it provided to the Company and its constituents in connection therewith and with the Company's bankruptcy proceedings; provided, however, that making the proposed Investment will not, in and of itself, entitle Investor to any additional payment. Notwithstanding the termination of this Agreement as aforesaid, the Company agrees (i) to cooperate in good faith as reasonably requested by Investor in obtaining Bankruptcy Court approval of any additional amount sought by Investor as contemplated by the preceding sentence and (ii) in the event such approval is obtained, to promptly pay the amount so approved by the Bankruptcy Court to Investor without offset. Any such additional amount so approved by the Bankruptcy Court shall be an allowed administrative expense under Section 507(a)(1) of the Bankruptcy Code.

        SECTION 4. Interim Period. The Company covenants as follows with respect to the period prior to the earlier of (a) the Effective Date and (b) the termination of this Agreement:

        4.1. The Company shall use all commercially reasonable efforts and shall take all actions reasonably necessary or appropriate to preserve the value of the business, assets and goodwill of the Company and to operate the business of the Company in the ordinary and normal course consistent in all material respects with prior practices.

        4.2. Except as expressly permitted hereunder or with the written consent of Investor (which consent shall not be unreasonably withheld or delayed), the Company (a) shall not implement any material changes to the operation of its business (such as material route deletions, transfers of international route authorities, material changes in marketing or advertising, or abandoning material franchises); (b) shall not enter into any new material contracts (such as labor union contracts and employment contracts) or amend, modify or terminate any such contracts, or waive any of its material rights thereunder; and (c) shall not modify its business plans or budgets in any material respect; provided, however, that nothing in this Agreement shall be construed to prohibit the Company from taking any of the following actions (collectively, the "Permitted Transactions"), none of which will be deemed to be a Prohibited Transaction:

        (i) entering into any material modification of any existing leases, loan agreements and/or security agreements provided that the Company will obtain the approval of Investor (which approval shall not be unreasonably withheld or delayed) before entering into any such modification;

        (ii) renewing or extending existing contracts for products and services, or entering into replacement contracts for such products and services, in the ordinary course of business and upon terms and conditions available in the market place in arms -length transactions with non-affiliates;

        (iii) entering into agreements with respect to 11 leased aircraft which provide in August 1994 for reset of lease rentals (as heretofore stipulated in the Bankruptcy Court and as described in Plan R-2) to the higher of the current rate and fair market rental value;

        (iv) entering into a 3-year lease agreement, on terms currently available, for a Boeing 757-200 aircraft in replacement of an A-320 aircraft to be returned in April 1994;

        (v) selling to AVSA, S.A.R.L. or its affiliates surplus A-320 parts for approximately $1.3 million, with the proceeds thereof to be applied against amounts due to AVSA, S.A.R.L. or its affiliates under existing spare parts agreements with the Company;

        (vi) entering into a $12.8 million settlement with the Internal Revenue Service relating to certain priority tax claims for pre-petition transportation taxes, with approximately $1 million of the settlement amount payable prior to the Effective Date and the balance payable after the Effective Date in accordance with the provisions of the Bankruptcy Code;

        (vii) entering into one or more settlement agreements with taxing authorities relating to certain priority tax claims for prepetition ad valorem taxes as contemplated by Plan R-2, provided that the Company will not be permitted to enter into settlement agreements pursuant to this clause (vii) for more than $11.5 million without the prior consent of Investor;

        (viii) extending the Company's existing approximately $83.6 debtor-in-possession loan ("Present DIP Financing") through December 31, 1994, provided that at no time will the principal amount of the Present DIP Financing, together with any other loan for similar purposes, including any renewal, extension, modification or replacement thereof, exceed $83.6 million;

        (ix) extending the terms of the existing leases between the Company and Canadian Airlines covering three Boeing 737-200 aircraft as contemplated by Plan R-2 but in no event at rentals greater than as currently provided for in such leases;

        (x) entering into an employment contract with the individual to be hired by the Company to fill the vacancy created by the resignation of the Company's Senior Vice President - Operations;

        (xi) entering into a settlement agreement or stipulation with International Aero Engines relating to the terms under which the Company will exercise its existing purchase option for one aircraft engine currently held by the Company under lease, provided that the Company will consult with Investor before entering into any such settlement agreement or stipulation;

        (xii) consummating the "Real Property Consolidation Project" initiated in 1993 with the approval of the Bankruptcy Court;

        (xiii) making the capital expenditures contemplated by Plan R-2, provided that the Company shall consult with Investor before making any such capital expenditure in excess of $250,000;

        (xiv) selling or otherwise disposing of surplus assets within the limits specified in the Present DIP Financing;

        (xv) implementing increases in employee compensation through 1995 as contemplated by Plan R-2, provided that the Company will consult with Investor before implementing any such increases;

        (xvi) issuing common stock of the Company upon the exercise of options or conversion rights under securities of the Company currently outstanding;

        (xvii) paying and/or compromising administrative claims as contemplated by Plan R-2; or

        (xviii) negotiating a collective bargaining agreement with the International Air Line Pilots Association on behalf of the Company's flight deck crew members prusuant to the Railway Labor Act, as amended, provided that the terms, conditions and provisions of such collective bargaining agreement shall be subject to the approval of Investor (which approval shall not be unreasonably withheld or delayed). It is understood and agreed that Investor s approval of the matters set forth in this clause (xviii) is without prejudice to the position of any party regarding whether such approval is or is not in conformity with the provisions of the Railway Labor Act, as amended.

        4.3. The Company shall provide Investor and its Representatives (as hereinafter defined) with full access to all the Company data reasonably requested by them, with reasonable access to the Company officers and with full opportunity to complete an investigation of the Company's business and assets and shall keep Investor fully informed in reasonable detail and with all reasonable promptness regarding (i) negotiations with its creditors, employees, labor unions and other interested parties in the Company's bankruptcy case; (ii) the nature of, and any material changes to, its condition (financial or other), business, assets, liabilities (including contingencies), properties, prospects (including forecasts and projections), net worth, working capital, results of operations and cash flows; and (iii) the nature of any material actions to be taken or omitted by the Company with respect to any environmental claim or threatened claim, proceedings or notifications and all known material instances of noncompliance with environmental laws.

        4.4. The Company shall provide Investor with reports that include a comparison of actual operating performance with the Projections and Monthly Targets, in form and substance reasonably satisfactory to Investor, on a monthly basis no later than 30 days after the end of each month or daily basis not less than the end of the business day following each day, as appropriate.

        4.5. The Company will promptly advise Investor, and (other than with respect to actions respecting environmental concerns and actions which are disclosed in Plan R-2) will afford Investor with reasonable and timely opportunities to consult (as deemed appropriate by Investor), regarding any material actions to be taken or omitted by the Company with respect to the proceedings in the Bankruptcy Court or with respect to any material changes in its charter or bylaws, material capital commitments, material capital expenditures, material financing transactions (including renegotiations or other modifications to existing material debt, credit or lease liabilities or arrangements, material purchases or sales of assets, material contracts or material litigation); provided, however, that, notwithstanding anything else in this Agreement, ultimate control of the business of the Company shall remain exclusively with the Company until the Effective Date.

        4.6. As soon as practicable, the Company and Investor will make, and cooperate in making, all filings, applications, requests for consents or similar authorizations for Regulatory Approvals; provided that the Company and Investor each agrees to make such filings and request any such Regulatory Approvals required on its part by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or from the United States Department of Transportation no later than May 15, 1994.

        SECTION 5. Cooperation. (a) The Company shall use all commercially reasonable efforts and endeavor in good faith and without unreasonable delay (i) to develop with Investor and jointly file a Plan consistent with the provisions of the Investment Agreement, (ii) to obtain the order described in Section 16, (iii) to obtain the Disclosure Statement Order, (iv) to obtain the Confirmation Order and (v) subject to the entry of the Confirmation Order, to consummate the transactions contemplated by the Investment Agreement and the Related Agreements, all within the respective time periods set forth in the Investment Agreement. Investor agrees to cooperate in good faith as reasonably requested by the Company in performing the obligations in the preceding sentence.

        (b) The Company shall consult and coordinate with Investor with respect to all material filings, hearings and other proceedings in the Bankruptcy Court, including, without limitation, those that are pertinent
(i) to the Company's performance of its obligations under the Investment Agreement, this Agreement and the Related Agreements, or to the satisfaction of the conditions to the consummation of the transactions contemplated hereby or thereby or (ii) to the entry of the orders described above. Such consultation and coordination shall include providing Investor with reasonable opportunity to review and comment on all significant drafts of the Plan and the disclosure statement accompanying the Plan (the "Disclosure Statement").

        (c) Anything in this Agreement or elsewhere to the contrary notwithstanding, neither the refusal or failure of the Bankruptcy Court to enter the Disclosure Statement Order or the Confirmation Order nor the confirmation of a plan of reorganization relating to the Company (other than the Plan) shall consitute a breach of this Agreement or the Investment Agreement by either party except to the extent that such refusal or failure resulted primarily from the breach by such party of one or more of its obligations under this Agreement.

        SECTION 6. Public Announcements. Unless otherwise mutually agreed, neither party hereto shall make or authorize any public release of information regarding the matters contemplated by this Agreement, the Investment Agreement and any Related Agreement except (i) that a press release or press releases in mutually agreed-upon form shall be issued by the parties as promptly as is practicable following the execution of this Agreement, (ii) that the parties may communicate with employees, creditors and other parties in interest in the Company's bankruptcy case, customers, suppliers, stockholders, bondholders, lenders, lessors, regulatory authorities, analysts, stock exchanges and other particular groups including prospective lenders and investor groups, as may be necessary or appropriate and not inconsistent with the provisions of Section 1 and the prompt consummation of the transactions contemplated by this Agreement, the Investment Agreement and any Related Agreement, it being understood that each party hereto will keep the other reasonably informed with respect to such communications which are material and not confidential and (iii) as either party on advice of legal counsel shall reasonably deem necessary in complying with applicable law.

        SECTION 7. Confidentiality. (a) Neither party (the "Recipient") will in any manner, directly or indirectly, disclose in whole or in part, any confidential or proprietary information (including, without limitation, information concerning the Alliance Agreements) of the other party (the "Protected Party") that comes, or has come, into the possession of the Recipient in connection with the transactions contemplated hereby (the "Confidential Information") to any Person or use such Confidential Information for commercial gain or competitive advantages or in any way detrimental to the Protected Party; provided, however, that Confidential Information may be disclosed to Representatives (as defined below) of the Recipient, to any prospective investor in the Contemplated Securities or to any prospective lender to Investor or the Company who needs to know the Confidential Information for purposes of participating in or financing the transactions contemplated hereby, it being understood that all such Representatives will be advised by the Recipient of the confidential nature of such Confidential Information and that, by receiving such Confidential Information, they are agreeing to be bound by this Section. The Company and Investor shall use their commercially reasonable efforts to assure that their respective Representatives adhere to the terms of this Section.

        (b) As used herein with respect to any Person, the term "Representative" shall include (i) any and all officers, directors, employees, affiliates, agents, partners and representatives of such Person,
(ii) all lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, affiliates, agents, partners and representatives) engaged by such Person and (iii) any prospective purchaser of any Contemplated Securities and any prospective lender that is considering making a loan to the Company or Investor to assist in the consummation of the transactions contemplated hereby, by the Investment Agreement or by the Related Agreements and their respective lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, affiliates, agents, partners and representatives) engaged by such prospective purchaser or lender.

        (c) The Recipient shall not be obligated to maintain any Confidential Information in confidence to the extent that (i) the Confidential Information is or becomes public knowledge other than through the breach by the Recipient of this Section or any other similar agreement binding on the Recipient, (ii) the Confidential Information is or becomes available on an unrestricted basis to the Recipient from a source other than the Protected Party (or its Representatives), or (iii) the Confidential Information is required to be disclosed pursuant to court order or government action.

        (d) Upon termination of this Agreement (i) if requested by the Company, and if no dispute between Investor and the Company or any other Person is pending or in the reasonable judgment of Investor foreseeable, Investor will destroy all Confidential Information (including any analyses or reports that incorporate any Confidential Information) in its possession relating to the Company and shall certify such destruction and (ii) if requested by Investor, and if no dispute between Investor or any other Person and the Company is pending or in the reasonable judgment of the Company foreseeable, the Company will destroy all Confidential Information (including any analyses or reports that incorporate any Confidential Information) in its possession relating to Investor and shall certify such destruction.

        (e) The foregoing provisions of this Section shall not apply to any partner of Investor if and to the extent such provisions are inconsistent with any written agreement relating to the subject matter of this Section between the Company and such partner.

        (f) The Company shall, upon the request of the Creditors Committee or Equity Committee, provide such Committee with copies of the Confidential Information which is provided to and/or by Investor pursuant to the provisions of this Agreement, the Investment Agreement and the Related Agreements following receipt from such Committee and each of its Representatives who will have access to such Confidential Information of a written confidentiality agreement which contains provisions which provide the Company and Investor protection for such Confidential Information at least equivalent, in all material respects, to that provided pursuant to this Section 7 and which contains other terms and conditions which are reasonably required by the Company and Investor.

        (g)  This  Section shall survive termination of this Agreement.

        SECTION 8. Liability. Notwithstanding any provision hereof or in the Investment Agreement (or any implication of such provision) to the contrary, it is expressly agreed that:

        8.1. Investor and its permitted assigns (including any affiliate, partner, agent, advisor or Representative thereof) shall not have nor be under any liability of any nature whatsoever to the Company, the estate of the Company, any trustee, any committee of creditors or of equity security holders or any party in interest in the bankruptcy case concerning the Company, nor to any other Person whatsoever, arising out of or in any manner connected with this Agreement, the Investment Agreement or any Related Agreement, or any actions, inactions or omissions in any manner relating hereto or thereto or to any actions or transactions contemplated hereby or thereby, whether occurring prior to or after the date hereof, except to the extent that Investor is liable to the Company for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from (i) any material breach by Investor of an express obligation or undertaking contained in this Agreement, the Investment Agreement or any Related Agreement or any material breach (as of the date made) by Investor of an express representation or warranty contained in this Agreement, the Investment Agreement or any Related Agreement or for any act of bad faith or willful or deliberate wrongdoing by Investor, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within seven days) after written notice thereof specifying the same in reasonable detail from the Company or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Statement or in any offering document pursuant to which any or all of the securities of the Company in connection with and as part of the transactions contemplated by the Agreements (the "Contemplated Securities") may be placed or offered or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such offering document in reliance upon and in conformity with written information furnished by Investor or any of its partners specifically for inclusion therein or
    (iii) any action or inaction in respect of which the Company is entitled to indemnification under Section 9.

        8.2. The Company and its permitted assigns (including any affiliate, stockholder, director, officer, agent, advisor or Representative thereof) shall not have nor be under any liability of any nature whatsoever to Investor or any of its partners or affiliates, nor to any other Person whatsoever, arising out of or in any manner connected with this Agreement, the Investment Agreement or any Related Agreement, or any actions, inactions or omissions in any manner relating hereto or thereto or to any actions or transactions contemplated hereby or thereby, whether occurring prior to or after the date hereof, except to the extent that the Company is liable to Investor for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from (i) any material breach by the Company of an express obligation or undertaking contained in this Agreement, the Investment Agreement or any Related Agreement or any material breach (as of the date made) by the Company of an express representation or warranty contained in this Agreement, the Investment Agreement or any Related Agreement or for any act of bad faith or willful or deliberate wrongdoing by the Company, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within seven days) after written notice thereof specifying the same in reasonable detail from Investor or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Statement or in any offering document pursuant to which any or all of the Contemplated Securities may be placed or offered or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such offering document in reliance upon and in conformity with written information furnished by Investor or any of its partners specifically for inclusion therein or (iii) any action or inaction in respect of which Investor is entitled to indemnification under Section 9.

        8.3. No partner or assignee of the Investor shall have or be under any liability by reason of any negligence or asserted negligence or any material breach or willful or deliberate wrongdoing of any other partner or assignee of Investor.

        8.4. No consequential, exemplary or punitive damages shall under any circumstances be recoverable against Investor, the Company or any other Indemnified Party (as defined in Section 9) in respect of any claim relating to this Agreement or the Investment Agreement or in connection with the consummation of or any failure to consummate the transactions contemplated hereby or thereby.

        8.5. If Investor seeks Bankruptcy Court approval of an additional amount as contemplated by Section 3 and if such additional amount is approved by the Bankruptcy Court and paid to Investor by the Company, such payment shall be in full satisfaction of any and all claims (other than for Expense reimbursement under Section 2 and for indemnification under Section 9) that Investor shall have against the Company.

        8.6. In no event will Investor seek to recover damages against the Company, nor will the Company be liable under any circumstances for, more than $4,000,000 (less any amount paid to Investor pursuant to Section 3) in damages on account of any breach, misconduct or bad faith on the part of the Company or any other Person relating to this Agreement or the Investment Agreement or any of the transactions contemplated hereby or thereby. Nothing in this Agreement or elsewhere shall be construed to be an admission by the Company that Investor is or shall be entitled under any circumstances to recover any amount of damages from the Company.

        SECTION 9.  Indemnity.

        9.1.     As used herein:

             (a) "Losses" means (i) in the case of any Investor Indemnified Party, any and all losses, claims, damages, liabilities, fines, fees, penalties, deficiencies and expenses (including, but not limited to, interest, court costs, fees and expenses of attorneys, accountants, and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by such Investor Indemnified Party as a result of any third party claim asserted against such Investor Indemnified Party on account of any breach of any representation or warranty of the Company contained in this Agreement, the Investment Agreement or any Related Agreement, or any breach or alleged breach of any of the Company's covenants or obligations contained herein or therein and
        (ii) in the case of any Company Indemnified Party, any and all losses, claims, damages, liabilities, fines, fees, penalties, deficiencies and expenses (including, but not limited to, interest, court costs, fees and expenses of attorneys, accountants, and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by such Company Indemnified Party as a result of any third party claim asserted against such Company Indemnified Party on account of any any breach or alleged breach of any representation or warranty of Investor contained in this Agreement, the Investment Agreement or any Related Agreement, or any breach or alleged breach of any of Investor s covenants or obligations contained herein or therein.

             (b) "Investor Indemnified Party" means Investor or any of its partners, assignees, affiliates, controlling persons or employees.

             (c) "Company Indemnified Party" means the Company or any of its partners, assignees, affiliates, controlling persons, directors or employees.

             (d) "Indemnified Party" means a Company Indemnified Party or an Investor Indemnified Party, as the case may be.

             (e) "Indemnifying Party" means the Company or Investor, as the case may be.

        9.2. Subject to Section 9.4 and to Section 3(e), the Company agrees to indemnify each Investor Indemnified Party from and against any and all Losses incurred by such Investor Indemnified Party, whether prior to or after the date hereof.

        9.3.Subject to Section 9.5, Investor agrees to indemnify each Company Indemnified Party from and against any and all Losses incurred by such Company Indemnified Party, whether prior to or after the date hereof.
.
        9.4. The Company will not be liable under this Section 9 for Losses which consist of Expenses covered by Section 2 (which Expenses shall only be payable in the manner and subject to the limitations set forth in Sections 2 and 3), nor shall the Company be liable to any Investor Indemnified Party to the extent that any Loss is found in a final judgment by a court of competent jurisdiction to have resulted from (i) any breach by such Investor Indemnified Party of an express obligation or undertaking pursuant to this Agreement, the Investment Agreement or any of the Related Agreements or any act of bad faith or willful or deliberate wrongdoing by such Investor Indemnified Party, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within seven days) after written notice thereof specifying the same in reasonable detail from the Company or
    (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering document pursuant to which any or all of the Contemplated Securities may be placed or offered or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if, and to the extent that, such untrue statement or alleged untrue statement or omission or alleged omission was made in such offering document in reliance upon and in strict conformity with written information furnished by such Investor Indemnified Party specifically for inclusion therein, or (iii) investment losses in respect of the Contemplated Securities incurred by such Investor Indemnified Party.

        9.5. Investor will not be liable under this Section 9 to any Company Indemnified Party to the extent that any Loss is found in a final judgment by a court of competent jurisdiction to have resulted from (i) any breach by such Company Indemnified Party of an express obligation or undertaking pursuant to this Agreement, the Investment Agreement or any of the Related Agreements or any act of bad faith or willful or deliberate wrongdoing by such Company Indemnified Party, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within seven days) after written notice thereof specifying the same in reasonable detail from Investor or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering document pursuant to which any or all of the Contemplated Securities may be placed or offered or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such offering document in reliance upon and in strict conformity with written information furnished by such Investor Indemnified Party specifically for inclusion therein or (iii) investment losses in respect of the Contemplated Securities incurred by such Company Indemnified Party.

        9.6. If the indemnification of an Indemnified Party provided for in this Section 9 is for any reason held unenforceable, the Indemnifying Party agrees to contribute to the Losses for which such indemnification is held unenforceable (x) in such proportion as is appropriate to reflect the relative benefits or proposed benefits to the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, of the Agreements (whether or not the Agreements are entered into and whether or not any transaction or action pursuant thereto is consummated) or (y) if (but only if) the allocation provided for in clause (x) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, as well as any other relevant equitable considerations.
    The Indemnifying Party agrees that for the purposes of this paragraph, the relative benefits or proposed benefits to the Indemnifying Party and such Indemnified Party of the Agreements shall be deemed to be in the same proportion that the total value paid or issued to, or to be paid or issued to, the Indemnifying Party, its creditors or its security holders, as the case may be, as a result of or in connection with the Agreements bears to the amount received by such Indemnified Party pursuant to the Agreements (whether in the form of fees paid to such Indemnified Party or the reimbursement of expenses provided by the Indemnified Party to such Party).

        9.7. Without the Indemnified Party s prior written consent (which consent shall not be unreasonably withheld), no Indemnifying Party will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could reasonably be expected to be sought against such Indemnifying Party by such Indemnified Party under this Section 9 (whether or not such Indemnified Party is an actual party to such claims, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

        9.8. The provisions herein in respect of any Indemnified Party shall not be affected, or the obligations of the Indemnifying Party hereunder as to any Indemnified Party in any manner reduced or limited, by any action, inaction, omission, breach or default of any Person (other than of such Indemnified Party and its officers, directors, employees, agents, advisors, Representatives and controlling Persons), but then only to the extent provided hereby.

        9.9. Without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), no Indemnified
    Party shall settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification from the Indemnifying Party could reasonably be expected to be sought by such Indemnified Party under this Section 9 unless such Indemnified Party unconditionally releases the Indemnifying Party from any and all indemnification obligations to it arising out of such claim, action or proceeding.

        9.10. Promptly after any Indemnified Party becomes aware of the existence of facts or other information which could reasonably be expected to give rise to a claim by such Indemnified Party for indemnification under this Section 9, such Indemnified Party will provide written notice thereof to the Indemnifying Party describing such facts and other information in reasonable detail. The failure of an Indemnified Party to give notice in the manner and at the time provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9, except to the extent that the Indemnifying Party actually is prejudiced in any material respect by such failure to give notice. Any notice given the Indemnifying Party pursuant to this Section 9.10 shall contain a statement to the effect that the Indemnified Party giving such notice is making or may in the future make a claim pursuant to and a formal demand for indemnification under this Section 9.

        9.11. Upon the commencement of any claim, action or proceeding in respect of which indemnification could be sought by an Indemnified
    Party under this Section 9, the Indemnifying Party shall have the right, with counsel selected by it (which counsel shall be reasonably satisfactory to the Indemnified Party), to assume the defense of such claim, action or proceeding and the Indemnified Party shall cooperate with the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, in connection with such defense. In the event that the Indemnifying Party selects counsel to defend any claim, action or proceeding in respect of which indemnification could be sought by any Indemnified Party under this Section 9 and such counsel determines (or such Indemnified Party reasonably determines) that issues exist with respect to such claim, action or proceeding which give rise to a conflict between the interests of the Indemnifying Party and such Indemnified Party, then such Indemnified Party shall be entitled, at the Company's expense, to retain separate counsel regarding such issues.

        SECTION 10. Assignment of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their successors and permitted assigns without limitation. Neither this Agreement nor any of the rights and obligations of any party to this Agreement may be assigned without the consent of the other party hereto; provided, however, that Investor may assign any or all of its rights under this Agreement to any partner, affiliate, related party, or representative of Investor or to any fund or account managed or advised by Fidelity Management Trust Company or any of its affiliates. No such assignment shall relieve either party hereto of any obligations hereunder, under the Investment Agreement or under any Related Agreement.

        SECTION 11. Notices. All notices required to be given under this Agreement shall be in writing (including telecommunication transmission), shall be effective when received and shall be addressed as follows:

        If to the Company:

             America West Airlines, Inc.
             4000 East Sky Harbor Boulevard
             Phoenix, Arizona  85034
             Attention:  W. A. Franke and Martin J. Whalen
             Fax Number:  (602) 693-5904

             with a copy to:

             LeBoeuf, Lamb, Greene & MacRae
             633 17th Street, Suite 2800
             Denver, Colorado  80202
             Attention:  Carl A. Eklund
             Fax Number:  (303) 297-0422

             and a copy to:

             Andrews & Kurth, L.L.P.
             4200 Texas Commerce Tower
             Houston, Texas  77002
             Attention:  David G. Elkins
             Fax Number:  (713) 220-4285

             and a copy to:

             Lord, Bissell and Brook
             115 South LaSalle Street
             Chicago, Illinois 60603
             Attention: Benjamin Waisbren
             Fax Number:  (312) 443-0336

             and a copy to:

             Murphy, Weir & Butler
             101 California Street, 39th Floor
             San Francisco, California  94111
             Attention:  Patrick A. Murphy
             Fax Number:  (415) 421-7879

        If to Investor:

             AmWest Partners, L.P.
             201 Main Street, Suite 2420
             Fort Worth, Texas  76102
             Attention:  James G. Coulter
             Fax Number:  (817)  338-2064

             with a copy to:

             Arnold & Porter
             1200 New Hampshire Ave., N.W.
             Washington, D.C.  20036
             Attention:  Richard P. Schifter
             Fax Number:  (202) 872-6720

             and a copy to:

             Jones, Day, Reavis & Pogue
             North Point
             901 Lakeside Avenue
             Cleveland, Ohio  44114
             Attention:  Lyle G. Ganske
             Fax Number:  (216)  586-7864

             and a copy to:

             Lord Bissell and Brook
             115 South LaSalle Street
             Chicago, IL  60603
             Attention: Benjamin Waisbren
             Fax Number: (312) 443-0336

             and a copy to:

             Murphy, Weir & Butler
             101 California Street, 39th Floor
             San Francisco, California  94111
             Attention:  Patrick A. Murphy
             Fax Number:  (415) 421-7879

             and a copy to:

             Goodwin, Procter & Hoar
             Exchange Place
             Boston, MA  02109
             Attention:  Laura Hodges Taylor, P.C.
             Fax Number:  (617)  523-1231

or to such other address as either party hereto may designate to the other party to this Agreement in accordance with this Section.

        SECTION 12. Counterparts. This Agreement may be executed in one or more counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which shall be considered one and the same instrument. With respect to signatures transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

        SECTION 13. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and, except as otherwise set forth herein, supersedes all prior agreements and understandings with respect to the subject matter thereof (including, without limitation, the Expense Reimbursement Agreement previously entered into by the Company and Investor but excluding any existing confidentiality agreement between the Company and any Affiliate of Investor). This Agreement may only be amended, supplemented or modified by a written instrument signed by authorized representatives of each of the parties hereto.

        SECTION 14. Governing Law, etc. Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to principles of choice or conflicts of laws under which the law of any other jurisdiction would apply.

        SECTION 15.  Invalid Provisions.  If any provision of this
Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of Investor and the Company under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Investor or the Company will be materially and adversely affected by any such provision held to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void.

        SECTION 16. Bankruptcy Court Approval. This Agreement shall not become effective for any purpose unless and until the Bankruptcy Court shall have entered an order approving this Agreement.

        SECTION 17. Jurisdiction of Bankruptcy Court. The parties agree that the Bankruptcy Court shall have and retain jurisdiction to enforce and construe the provisions of this Agreement.

        SECTION 18. No Third Party Beneficiary. This Agreement and the Investment Agreement are made solely for the benefit of the Company and Investor and their respective permitted assignees, and no other Person (including, without limitation, employees, shareholders and creditors of the Company) shall have any right, claim or cause of action under or by virtue of this Agreement or the Investment Agreement, except to the extent such Person is entitled to expense reimbursement pursuant to this Agreement or may assert a claim for indemnity pursuant to this Agreement.

        SECTION 19. Interpretation. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. The Section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against either party solely because such party or its legal representative drafted such provision. Capitalized terms used herein without definition shall have the meanings assigned to them in the Investment Agreement unless otherwise provided or the context otherwise requires.

        SECTION 20. Termination. (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Investment Agreement may be terminated at any time prior to the Effective Date:

        (i)  by mutual consent of Investor and the Company;

        (ii) by either Investor or the Company if a domestic court of competent jurisdiction or a domestic Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Investment, and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that in no event shall Investor be entitled to terminate this Agreement or the Investment Agreement pursuant to this clause (ii) on account of the issuance of any order, decree or ruling or the taking of any other action relating to antitrust laws or regulations;

        (iii)    by Investor if:

             (A) any of the conditions specified in Section 8(a), 8(g), 8(n), 8(p), 8(r) or 8(s) of the Investment Agreement has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than (1) a material breach by Investor of any of its representations, warranties, covenants or obligations under this Agreement, the Investment Agreement or any Related Agreement or (2) the issuance of any order, decree or ruling or the taking of any other action relating to antitrust laws or regulations;

             (B) any of the other conditions precedent set forth in Section 8 of the Investment Agreement has not been or, in the reasonable good faith determination of Investor, will not be able to be satisfied by the Outside Date for any reason other than (1) a material breach by Investor of any of its representations, warranties, covenants or obligations under this Agreement, the Investment Agreement or any Related Agreement or (2) the issuance of any order, decree or ruling or the taking of any other action relating to antitrust laws or regulations; or

             (C) any of the Company's representations or warranties made herein, in the Investment Agreement or in any Related Agreement prove to have been inaccurate in any material respect when made;

    provided, however, that Investor shall not be entitled to terminate this Agreement pursuant to this clause (iii) at a time when Investor (or its Affiliates) shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement, the Investment Agreement or any Related Agreement; and, provided further, however, that upon Investor becoming aware of any breach by the Company of any of its representations, warranties, covenants or obligations hereunder or under the Investment Agreement or any of the Related Agreements, or the occurrence or nonoccurrence of any other event, in any such case which would give Investor the ability to terminate this Agreement pursuant to the provisions of this clause
    (iii), Investor promptly shall notify the Company, the Equity Committee and the Creditors Committee of the existence of such breach and provide the Company seven business days to cure such breach or remedy such occurrence or nonoccurrence before exercising the termination right granted hereunder;

        (iv)     by the Company if:

             (A) any of the conditions specified in Section 9 of the Investment Agreement has not been or, in the reasonable good faith determination of the Company, will not be able to be satisfied by the Outside Date for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement, the Investment Agreement or any Related Agreement; or

             (B) any of the Investor s representations or warranties made herein, in the Investment Agreement or in any Related Agreement prove to have been inaccurate in any material respect when made;

    provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (iv) at a time when the Company shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement, the Investment Agreement or any Related Agreement; and, provided further, however, that upon the Company becoming aware of any breach by Investor of any of its representations, warranties, covenants or obligations hereunder or under the Investment Agreement or any of the Related Agreements, or the occurrence or nonoccurrence of any other event, in any such case which would give the Company the ability to terminate this Agreement pursuant to the provisions of this clause (iv), the Company promptly shall notify Investor, the Equity Committee and the Creditors Committee of the existence of such breach and provide Investor seven business days to cure such breach or remedy such occurrence or nonoccurrence before exercising the termination right granted hereunder;

        (v)  by the Company in the event of an Overbid as contemplated by
    Section 1(c);

        (vi) by either the Company or the Investor if the Effective Date has not occurred by December 31, 1994; or

        (vii) by Investor for any reason; provided, however, that Investor shall not be entitled to terminate this Agreement pursuant to this clause (vii) after the Cut-off Date or at any time when Investor (or its Affiliates) shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement, the Investment Agreement or any Related Agreement and, provided further, that promptly after any termination of this Agreement pursuant to this clause (vii), Investor shall refund to the Company the aggregate amount of all Expenses previously paid or reimbursed by the Company purusnat to Section 2 which were incurred by Investor after March 1, 1994. Any such termination shall constitute an unconditional waiver by Investor of all claims it may have under this Agreement or the Investment Agreement other than for Expense reimbursement under
    Section 2.

        (b) In the event of the termination of this Agreement by either party pursuant to paragraph (a) above, written notice thereof shall be promptly given to the other party and, subject to paragraph (d) below, this Agreement and the Investment Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Investor or the Company.

        (c) This Agreement shall automatically terminate upon confirmation of a plan of reorganization for the Company (other than the Plan) prior to the Outside Date.

        (d) In the event of the termination of this Agreement as provided in paragraph (a) or (c) above, (i) this Agreement, the Investment Agreement and the Related Agreements shall forthwith become null and void, and there shall be no liability on the part of any Investor or the Company or any of their respective partners, officers, directors, employees, agents or stockholders, except for fraud or for willful breach of this Agreement, the Investment Agreement (but only if the Confirmation Order is entered) or the Related Agreements and except that the parties shall continue to be obligated as set forth in Sections 2, 3, 7, 8, 9, 17 and 18 of this Agreement and in Sections 28(b) and 30 of the Investment Agreement, all of which Sections shall survive the termination of this Agreement.

        (e) The termination of this Agreement and the Investment Agreement pursuant to paragraph (a) above shall become effective when (i) in the case of a termination pursuant to clause (i) of paragraph (a) above, the required consent is executed and (ii) in the case of a termination pursuant to any other clause of paragraph (a) above, the required notice is given by the terminating party.

        (f) No termination of this Agreement pursuant to this Section 20 shall constitute a breach of this Agreement. The termination of this Agreement and the Investment Agreement shall not cause or constitute a termination of any existing confidentiality agreement between the Company and one or more Affiliates of Investor.

        SECTION 21. Privileged Communication. The parties hereto anticipate that, being similarly situated and having a common interest in the Company's bankruptcy case with respect to the Plan, and in anticipation of potential litigation with other constituents of the Company, they may share certain documents, information, factual materials, mental impressions, memoranda, reports, and attorney-client communications that may be privileged from disclosure to adverse or other parties as a result of the attorney-client privilege, the attorney work product privilege, or other applicable privileges. The parties hereto agree that the sharing of such information or materials shall not diminish in any way the confidentiality of such information or materials and shall not constitute a waiver of any applicable privilege.

        IN WITNESS WHEREOF, the Company and Investor, by their respective officers thereunto duly authorized, have executed this Agreement as of the date first above written.

                                 AMERICA WEST AIRLINES, INC.
                                 as Debtor and Debtor-in-Possession



                                 By:
                                 Title:


                                 AMWEST PARTNERS, L.P.


                                 By:  AmWest Genpar, Inc.,
                                      its General Partner

                                 By:
                                 Title: